Exhibit 5.1

[FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

May 11, 2007

CPG International I Inc.
801 Corey Street	Direct Line: 212-859-8000
Scranton, PA 18505	Fax: 212-859-4000

Ladies and Gentlemen:

We have acted as special counsel to CPG International I Inc., a Delaware corporation (the “Company”), and each of the guarantors listed on Schedule A hereto (the “Guarantors”) in connection with the registration of (a) $111,500,000 in aggregate principal amount of the Company’s Senior Floating Rate Notes due 2012 (the “Floating Rate Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), and which may be offered and sold from time to time by certain affiliates of the Company in market-making transactions, and (b) $150,000,000 in aggregate principal amount of the Company’s 10½% Senior Notes due 2013 (the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Notes”), which are being registered under the Securities Act and which may be offered and sold from time to time by certain affiliates of the Company in market-making transactions, in each case pursuant to the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on May 11, 2007 (the “Registration Statement”).  Pursuant to the Indenture (as defined below) the Notes are unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture.

All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and the Guarantors and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion.  We have examined, among other documents, the following:

(a)                                  the Indenture, dated July 5, 2005, as supplemented by the first supplemental indenture, dated as of April 27, 2006, the second supplemental indenture, dated as of April 28, 2006 and the third supplemental indenture, dated as of January 31, 2007 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A. (the “Trustee”);

(b)                                 the Notes; and

(c)                                  the Guarantees.

The documents referred to in items (a) through (c) above are collectively referred to as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original or certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies.  As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Guarantors and others, and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Notes have been duly authenticated and delivered by the Trustee, (ii) all of the parties to the Documents (other than the Company and the Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (iii) the Documents have been duly authorized, executed and delivered by all of the parties thereto (other than the Company and the Guarantors) and constitute valid and binding obligations of all the parties thereto (other than the Company and the Guarantors), enforceable against such parties in accordance with their respective terms, and (iv) all of the parties to the Documents will comply with all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.           The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.           The Guarantees constitute a valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

(A)          We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i)                                     relating to indemnification, contribution or exculpation;

(ii)           (a) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or the Guarantors under any of such agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law

(including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(ii)           related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

(iii)          specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; and

(iv)          purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

(B)           Our opinions are subject to the following:

(i)            bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii)           general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

(iii)          the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(C)           Provisions in the Guarantees and the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable under certain circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations.

(D)          We express no opinion as to whether the Guarantees or Article XI of the Indenture would be deemed by a court of competent jurisdiction to be within the authorized corporate power of any Guarantor.

(E)           We have assumed that consideration that is fair and sufficient to support the agreements of each Guarantor under the Guarantees and Article XI of the Indenture has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware, each as currently in effect, together with applicable provisions of the constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.  The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

The opinions expressed herein are solely for your benefit in connection with the transactions covered in the first paragraph of this letter and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted or referred to in whole or in part without our prior written consent.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

SCHEDULE A

CPG International Inc., a Delaware corporation

Scranton Products Inc., a Delaware corporation

Azek Building Products Inc., a Delaware corporation

Santana Products Inc., a Delaware corporation

CPG Sub I Corporation, a Delaware corporation

Vycom Corp., a Delaware corporation

Sanatec Sub I Corporation, a Delaware corporation

Procell Decking Inc., a Delaware corporation